 Exhibit 99.1

Southern First Reports Results for Second Quarter of 2013

Greenville, South Carolina, July 23, 2013 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced that net income available to the common shareholders for the second quarter of 2013 was $1.1 million, or $0.25 per diluted share, compared to $589 thousand, or $0.13 per diluted share, for the second quarter of 2012.  For the six months ended June 30, 2013, net income to common shareholders was $1.9 million, or $0.43 per diluted share.  In comparison, net income to common shareholders for the six months ended June 30, 2012 was $988 thousand, or $0.23 per diluted share.

2013 Second Quarter Operating Highlights

•         Net income to common shareholders increased 88% to $1.1 million during the 2nd quarter of 2013 compared to the prior year

•         Net interest margin for the 2nd quarter of 2013 increased to 3.70%  compared to 3.61% in 2012

•         Loan balances increased 11% to $687.5 million at June 30, 2013 compared to $618.9 million in 2012

•         Core deposits increased 11% to $474.3 million at June 30, 2013 compared to $426.6 million in 2012

•         Nonperforming assets improved to 0.82% at June 30, 2013 compared to 1.70% in 2012

“Southern First recorded record earnings this quarter as we continue to grow organically, improve our margin, and significantly reduce credit costs.  Our Greenville, Columbia, and Charleston markets are all capitalizing on new client opportunities, creating the momentum in loan and deposit growth and overall performance,” stated Art Seaver, the company’s CEO.

	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012
Earnings ($ in thousands, except per share data):
Net income	$1,300	961	1,133	1,226	815
Net income to common shareholder	1,109	784	929	842	589
Earnings per common share, diluted (1)	0.25	0.18	0.21	0.20	0.13
Total revenue, net of gain/loss on investment securities (2)	8,008	7,760	7,677	7,699	7,123
Net interest margin (tax-equivalent)(3)	3.70%	3.69%	3.66%	3.72%	3.61%
Asset Quality Ratios:
Nonperforming assets as a percentage of total assets	0.82%	1.07%	1.24%	1.43%	1.70%
Net charge-offs as a percentage of average loans (YTD annualized)	0.43%	0.52%	0.71%	0.71%	0.75%
Allowance for loan losses as a percentage of total loans	1.39%	1.41%	1.41%	1.45%	1.48%
Allowance for loan losses as a percentage of nonperforming loans	172.48%	148.49%	111.32%	100.49%	88.07%
Capital Ratios (4):
Total risk-based capital ratio	12.56%	12.76%	12.88%	12.97%	13.34%
Tier 1 risk-based capital ratio	11.31%	11.51%	11.63%	11.72%	12.09%
Leverage ratio	9.33%	9.46%	9.63%	9.76%	9.83%
Common equity tier 1 ratio (5)	7.16%	7.17%	7.25%	7.14%	7.45%
Other ($ in thousands):
Gross loans	$687,482	665,244	645,949	637,659	618,874
Core deposits	474,296	460,237	427,936	429,183	426,640
Total deposits	632,072	612,394	576,299	574,439	554,417
Total assets	839,007	821,705	797,998	780,415	759,632
Average Balances ($ in thousands):
Loans	$672,930	657,616	638,198	631,238	610,570
Deposits	614,411	586,904	580,992	561,647	557,530
Assets	829,059	810,197	788,882	767,791	762,508
Equity	64,931	64,683	64,495	63,685	64,286
(1) Per share amounts for the 2012 periods have been restated to reflect the 10% stock dividend in 2013.
(2) Total revenue is the sum of net interest income and noninterest income.
(3) The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(4) June 30, 2013 ratios are preliminary.
(5) The common equity tier 1 ratio is calculated as the sum of tier 1 capital less preferred stock divided by risk-weighted assets.

Operating Results

Effective April 1, 2013, Southern First Bank, N.A., the wholly owned subsidiary of Southern First Bancshares, Inc., converted from a national bank charter to a South Carolina state bank charter, changing its name from Southern First Bank, N.A. to Southern First Bank.

Net interest margin for the second quarter of 2013 was 3.70%, compared to 3.69% for the prior quarter, and 3.61% for the second quarter of 2012.   The primary driver of the increased net interest margin is the $68.6 million growth in loan balances during the past twelve months, combined with the 36 basis point decrease in the cost of our interest bearing liabilities.

During the second quarter of 2013, the company recorded total credit costs of $736 thousand compared to $1.5 million during the second quarter of 2012.  The $736 thousand in credit costs during the second quarter of 2013 related primarily to the provision for loan losses, partially offset by a net gain of $14 thousand on the sale and management of other real estate owned.  In addition, loan charge-offs for the quarter were $560 thousand, or 0.33% of average loans on an annual basis, and related primarily to two commercial loans.  Comparatively, the company recorded a loan loss provision of $1.3 million and loss related to the sale of real estate owned of $176 thousand during the second quarter of 2012.  For the six months ended June 30, 2013, total credit costs were $1.9 million, consisting of a $1.9 million provision for loan losses and net loss of $6 thousand from the sale and management of other real estate owned.  Total credit costs were $2.9 million during the six months ended June 30, 2012 and related to a $2.5 million provision for loan losses and $454 thousand of net loss from the sale and management of other real estate owned.  The company’s allowance for loan losses was $9.6 million, or 1.39%, of loans at June 30, 2013 which provides approximately 172% coverage of nonaccrual loans, compared to $9.1 million, or 1.48%, of loans at June 30, 2012.

Noninterest income was $878 thousand and $741 thousand for the three months ended June 30, 2013 and 2012, respectively.  For the six months ended June 30, 2013 and 2012, noninterest income was $1.8 million and $1.6 million, respectively.  The increase in noninterest income during the three and six month periods ended June 30, 2013 relates primarily to increases in loan fee income and service fees on deposit accounts.  A significant portion of our loan fee income relates to income derived from mortgage originations which was $222 thousand and $459 thousand for the three and six months ended June 30, 2013, respectively.  Comparatively, mortgage origination income was $169 thousand and $338 thousand for the three and six months ended June 30, 2012, respectively.

Noninterest expense was $5.3 million and $4.7 million for the three months ended June 30, 2013 and 2012, respectively, and $10.5 million and $9.4 million for the six months ended June 30, 2013 and 2012, respectively.  The increase in noninterest expense during the 2013 periods relates primarily to increases in salaries and benefits, occupancy and data processing and related costs, partially offset by decreases in costs associated with real estate owned and insurance expenses.  Noninterest expenses for the first six months of 2013 include costs associated with our two new retail offices which were opened in December 2012.

Nonperforming assets decreased to $6.9 million, or 0.82%, of total assets as of June 30, 2013.  Comparatively, nonperforming assets were $12.9 million, or 1.70%, of total assets at June 30, 2012.  Of the $6.9 million in total nonperforming assets as of June 30, 2013, nonperforming loans represent $5.6 million and other real estate owned represents $1.3 million.  Comparatively, of the $12.9 million in total nonperforming assets at June 30, 2012, nonperforming loans represented $10.4 million and other real estate owned represented $2.6 million.  Classified assets improved to 34% of tier 1 capital plus the allowance for loan losses at June 30, 2013, compared to 44% at June 30, 2012.

Gross loans were $687.5 million as of June 30, 2013 compared to $646.0 million at December 31, 2012 and $618.9 million at June 30, 2012.  Core deposits, which exclude out-of-market deposits and time deposits of $100,000 or more, increased to $474.3 million at June 30, 2013 compared to $427.9 million at December 31, 2012 and $426.6 million as of June 30, 2012.

Shareholders’ equity totaled $63.6 million as of June 30, 2013, compared to $63.2 million at June 30, 2012. During the first six months of 2013, the Company redeemed a total of $1.0 million of its outstanding preferred stock from three of its preferred shareholders.  As of June 30, 2013, the Company’s capital ratios continue to exceed the regulatory requirements for a “well capitalized” institution.

Financial Highlights - Unaudited

	Quarter Ended		2nd Qtr	Six Months Ended		YTD
	June 30		2013-2012	June 30		2013 - 2012
(in thousands, except earnings per share)	2013	2012	% Change	2013	2012	% Change
Earnings Summary
Interest income	$8,912	8,534	4.4%	17,655	17,091	3.3%
Interest expense	1,782	2,156	(17.4)%	3,647	4,583	(20.4)%
Net interest income	7,130	6,378	11.8%	14,008	12,508	12.0%
Provision for loan losses	750	1,275	(41.2)%	1,875	2,475	(24.2)%
Noninterest income	878	741	18.5%	1,760	1,578	11.5%
Noninterest expense	5,301	4,655	13.9%	10,531	9,434	11.6%
Income before provision for income taxes	1,957	1,189	64.6%	3,362	2,177	54.4%
Income tax expense	657	374	75.7%	1,100	674	63.2%
Net income	1,300	815	59.5%	2,262	1,503	50.5%
Preferred stock dividends	191	216	(11.6)%	389	432	(10.0)%
Discount accretion	-	106	n/m	-	179	n/m
Redemption of preferred stock	-	96	n/m	20	96	n/m
Net income available to common shareholders	$1,109	589	88.3%	1,893	988	91.6%

Basic weighted average common shares (6)	4,269	4,226	1.0%	4,266	4,224	1.0%
Diluted weighted average common shares (6)	4,424	4,437	(0.3)%	4,397	4,352	1.0%

Earnings per common share - Basic (6	$0.26	0.14	85.7%	0.44	0.23	91.3%
Earnings per common share - Diluted (6)	0.25	0.13	92.3%	0.43	0.23	87.0%

	Quarter Ended		2nd Qtr	Quarter Ended
	June 30		2013-2012	March 31	December 31	September 30
	2013	2012	% Change	2013	2012	2012
Balance Sheet Highlights
Assets	$839,007	759,632	10.4%	821,705	797,998	780,415
Investment securities	75,599	74,231	1.8%	82,708	86,016	71,891
Loans	687,482	618,874	11.1%	665,244	645,949	637,659
Allowance for loan losses	9,561	9,131	4.7%	9,367	9,091	9,254
Other real estate owned	1,310	2,555	(48.7)%	2,522	1,719	1,976
Noninterest bearing deposits	94,079	94,008	0.1%	86,377	80,880	87,403
Interest bearing deposits	537,993	460,409	16.9%	526,017	495,419	487,036
Total deposits	632,072	554,417	14.0%	612,394	576,299	574,439
Other borrowings	124,100	122,700	1.1%	124,100	137,290	124,100
Junior subordinated debentures	13,403	13,403	-	13,403	13,403	13,403
Shareholders’ equity	63,562	63,171	0.6%	64,426	64,125	63,287
Common Stock
Book value per common share (6)	$11.30	11.22	0.7%	11.39	11.26	11.08
Stock price (6):
High	11.35	8.18	38.8%	11.26	9.00	8.65
Low	10.28	6.24	64.7%	8.41	7.96	7.32
Period end	10.99	7.73	42.2%	10.45	8.45	8.15
Common shares outstanding (6)	4,269	4,226	1.0%	4,268	4,247	4,240
Other
Return on average assets (7)	0.63%	0.43%	46.5%	0.48%	0.57%	0.64%
Return on average equity (7)	8.03%	5.12%	56.8%	6.03%	6.99%	7.66%
Loans to deposits	108.77%	111.63%	(2.6)%	108.63%	112.09%	111.01%
Efficiency ratio (8)	66.37%	62.89%	5.5%	67.14%	62.98%	61.80%
Team members	134	117	14.5%	131	125	121
(6) Shares and per share amounts for the 2012 period have been restated to reflect the 10% stock dividend in 2013.
(7 Annualized based on quarterly net income.
(8) Noninterest expense divided by the sum of net interest income and noninterest income, excluding real estate activity and gain on sale of investments.

Asset quality measures - Unaudited

			2nd Qtr	Quarter Ended
	June 30		2013-2012	March 31	December 31	September 30
(dollars in thousands)	2013	2012	% Change	2013	2012	2012
Nonperforming Assets
Commercial
Owner occupied RE	$292	599	(51.3)%	294	155	588
Non-owner occupied RE	568	1,476	(61.5)%	1,215	1,255	1,350
Construction	938	1,005	(6.7)%	1,006	1,006	1,005
Commercial business	490	507	(3.4)%	202	202	372
Consumer
Real estate	171	286	(40.2)%	116	119	122
Home equity	491	558	(12.0)%	575	577	365
Construction	-	-	-	-	-	-
Other	-	-	-	-	44	-
Nonaccruing troubled debt restructurings	2,594	5,937	(56.3)%	2,900	4,809	5,407
Total nonaccrual loans	5,544	10,368	(46.5)%	6,308	8,167	9,209
Other real estate owned	1,310	2,555	(48.7)%	2,522	1,719	1,976
Total nonperforming assets	$6,854	12,923	(47.0)%	8,830	9,886	11,185
Nonperforming assets as a percentage of:
Total assets	0.82%	1.70%	(51.8)%	1.07%	1.24%	1.43%
Total loans	1.00%	2.09%	(52.2)%	1.33%	1.53%	1.75%
Accruing troubled debt restructurings	$9,833	8,569	14.8%	8,997	9,421	8,591

	Quarter Ended		2nd Qtr	Six Months Ended		YTD
	June 30		2013-2012	June 30		2013 – 2012
	2013	2012	Change	2013	2012	% Change
Allowance for Loan Losses
Balance, beginning of period	$9,367	9,196	1.9%	9,091	8,925	1.9%
Loans charged-off	(560)	(1,345)	(58.4)%	(1,504)	(2,287)	(34.2)%
Recoveries of loans previously charged-off	4	5	(20.0)%	99	18	450.0%
Net loans charged-off	(556)	(1,340)	(58.5)%	(1,405)	(2,269)	(38.1)%
Provision for loan losses	750	1,275	(41.2)%	1,875	2,475	(24.2)%
Balance, end of period	$9,561	9,131	4.7%	9,561	9,131	4.7%
Allowance for loan losses to gross loans	1.39%	1.48%	(6.1)%	1.39%	1.48%	(6.1)%
Allowance for loan losses to nonaccrual loans	172.48%	88.07%	95.8%	172.48%	88.07%	95.8%
Net charge-offs to average loans (annualized)	0.33%	0.88%	(62.5)%	0.43%	0.75%	(42.7)%

AVERAGE YIELD/RATE - Unaudited
	Quarter Ended
	June 30	March 31	December 31	September 30	June 30
	2013	2013	2012	2012	2012
	Yield/Rate(9)
Interest-earning assets
Federal funds sold	0.25%	0.24%	0.27%	0.23%	0.26%
Investment securities, taxable	1.95%	2.06%	2.33%	2.19%	2.45%
Investment securities, nontaxable	4.10%	4.07%	4.19%	4.76%	4.81%
Loans	5.04%	5.10%	5.18%	5.26%	5.28%
Total interest-earning assets	4.61%	4.68%	4.75%	4.86%	4.82%
Interest-bearing liabilities
NOW accounts	0.26%	0.31%	0.45%	0.55%	0.60%
Savings & money market	0.33%	0.28%	0.37%	0.37%	0.39%
Time deposits	0.91%	1.09%	1.15%	1.19%	1.37%
Total interest-bearing deposits	0.55%	0.65%	0.76%	0.79%	0.89%
Note payable and other borrowings	2.99%	2.85%	3.23%	3.35%	3.37%
Junior subordinated debentures	2.60%	2.60%	2.64%	2.79%	2.76%
Total interest-bearing liabilities	1.07%	1.16%	1.29%	1.36%	1.43%
Net interest spread	3.54%	3.52%	3.46%	3.50%	3.39%
Net interest income (tax equivalent) / margin	3.70%	3.69%	3.66%	3.72%	3.61%
(9) Annualized for the respective three month period.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of Southern First Bank, the 9th largest bank headquartered in South Carolina.  Since 1999 Southern First Bancshares has been providing financial services and now operates in eight locations in the Greenville, Columbia, and Charleston markets of South Carolina.  Southern First Bancshares has assets of approximately $839 million and its common stock is traded in the NASDAQ Global Market under the symbol SFST.  More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions.  Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected resulting in, among other things, a deterioration in the credit quality or a reduced demand for credit, including the resultant effect on the company’s loan portfolio and allowance for loan losses; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for loan loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in the U.S. legal and regulatory framework; and (5) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company.  Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov).  All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above.  We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

FINANCIAL CONTACT: MIKE DOWLING  864-679-9070

MEDIA CONTACT: ART SEAVER  864-679-9010

WEB SITE: www.southernfirst.com